SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) June 10, 1996

                        Direct Connect International Inc.
             (Exact name of registrant as specified in its charter)


       Delaware                      0-18288                    22-2705223

    (State or other                (Commission                 (IRS Employer
    jurisdiction of                File Number)             Identification No.)
    incorporation)


 266 Harristown Road, Glen Rock, New Jersey                     07452
 (Address of principal executive offices)                       (Zip Code)

 Registrant's telephone number, including area code             (201) 445-2101


 700 Godwin Avenue, Midland Park, New Jersey 07432
 (Former name or former address, if changed since last report)

Item 5.   Other Events

On June 10, 1996, the Company sold (at $9.00 per share) 115,000 shares of common stock of Glasgal Communications, Inc. (GCI) held by the Company in its margin account established with the brokerage firm of Cowen and Company in New York. The Company received net proceeds from such sale aggregating approximately $1,000,000. The Company used approximately one-half of the proceeds to pay off its margin loan of approximately $500,000. After payment of certain obligations approximating $28,000, the Company used the balance of such proceeds to make an equity investment in common stock, at $2.50 per share, and warrants to purchase common stock, exercisable at $3.50 per share, of Evolutions, Inc. (EVO), a toy and wearing apparel company, for which the Company is managing a toy product line under a management contract, rather than entering into a proposed lending arrangement with EVO. The Company also intends to make an additional equity investment in EVO of approximately $1,300,000 on the same terms, which will include the transfer by DCI of 106,667 shares of GCI common stock held by DCI, valued at approximately $800,000, in common stock and warrants to purchase common stock. As an inducement for such investments, the Company will receive additional warrants to purchase 400,000 additional shares of EVO common stock exercisable at $2.50 per share.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          Financial Statements:              Not applicable
          Pro Forma Financial Information:   Not applicable
          Exhibits:                          None

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DIRECT CONNECT INTERNATIONAL INC.
                                             (Registrant)


Date June 24, 1996                      By /s/ Peter L. Schneider
                                             Peter L. Schneider
                                             President and Chief
                                             Operating Officer